EXHIBIT 99  Press Release

NEWS RELEASE

For More Information Contact:
To: All Area News Agencies	John J. Dolan, Executive Vice President
and Chief Financial Officer
From: First Commonwealth	First Commonwealth Financial Corporation
Financial Corporation	(724) 349-7220
OR
Date: December 5, 2003	J. Ardie Dillen, Chairman, President and
Chief Executive Officer
Pittsburgh Financial Corp.
(724) 933-4528

FIRST COMMONWEALTH COMPLETES ACQUISITION OF PITTSBURGH FINANCIAL

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF), headquartered in Indiana, PA, and Pittsburgh Financial Corp., headquartered in Wexford, PA, jointly announced today that the shareholders of Pittsburgh Financial have approved the previously announced merger of Pittsburgh Financial into First Commonwealth.  All necessary regulatory approvals have been received and the merger will be effective as of the close of business today.  BankPittsburgh, the banking subsidiary of Pittsburgh Financial, will be merged into First Commonwealth Bank and will operate as a division of First Commonwealth Bank until late March.  It is expected that data processing systems and signage will be converted to the First Commonwealth name at that time.

In commenting on the merger, Joseph E. O'Dell, President and Chief Executive Officer of First Commonwealth, stated, "We are very pleased to welcome Butch Dillen and all of the Pittsburgh Financial directors, employees, shareholders and customers to the First Commonwealth team."  J. Ardie "Butch" Dillen, Chairman, President and Chief Executive Officer of Pittsburgh Financial, added, "This is a very exciting opportunity for all of us at Pittsburgh Financial.  We are confident that this merger will benefit our shareholders, customers, employees and the communities that we serve."  Mr. Dillen will serve as First Commonwealth Bank's Pittsburgh Regional President.

Under the terms of the Merger Agreement between First Commonwealth and Pittsburgh Financial, Pittsburgh Financial shareholders will be given the opportunity to receive either $20 cash or 1.387 shares of First Commonwealth stock for each share of Pittsburgh Financial stock (subject to proration, if necessary, to ensure that at least 60% of the merger consideration consists of First Commonwealth stock).  The Bank of New York, as exchange agent in the

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merger, will mail an election form and letter of transmittal to each former Pittsburgh Financial shareholder in approximately one week.  Following the election period, The Bank of New York will mail cash and/or certificates representing shares of First Commonwealth stock to each former Pittsburgh Financial shareholder who has returned a properly completed election form and certificates representing shares of Pittsburgh Financial stock.

As a result of the merger, First Commonwealth will have total assets of $5.2 billion.  It will continue to operate through its banking subsidiary, First Commonwealth Bank, in 17 counties in western and central Pennsylvania.  Financial services and insurance products are also provided through First Commonwealth Trust Company, First Commonwealth Financial Advisors and First Commonwealth Insurance Agency.  Data processing and support services are offered through First Commonwealth Systems Corporation and First Commonwealth Professional Resources, Inc.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results.  Such risks and uncertainties include, but are not limited to, certain risks detailed in First Commonwealth's filings with the Securities and Exchange Commission.

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